UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 6, 2008

Immunomedics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-12104	61-1009366
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 American Road, Morris Plains, New Jersey	07950
(Address of Principal Executive Offices)	(Zip Code)

(973) 605-8200
(Registrant's telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.    Entry into a Material Definitive Agreement.

The information set forth below in Item 2.03 is incorporated herein by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 6, 2008, Immunomedics, Inc., a Delaware corporation (the “Company”), entered into a loan agreement with Bank of America, N.A., with an effective date of June 9, 2008, providing for a $9.0 million revolving line of credit (the “Revolver”), secured by the Company’s portfolio of six auction rate securities with Banc of America Securities, LLC.  Any outstanding amounts under the Revolver are payable on its maturity date of June 6, 2009, one (1) year from the date of the closing of the Revolver unless earlier terminated.  Interest is payable quarterly and is equal to a fluctuating interest rate per annum equal to LIBOR plus one hundred basis points (1.0%).

Under the terms of the loan agreement, in the event the Company receives proceeds from any additional source of capital or cash, other than permitted stock issuances, or cash in excess of $25.0 million from a third-party licensor of one of the Company’s product candidates or sells or liquidates the auction rate securities held as collateral, then the Company shall apply such amounts to reducing the amount owed at that time under the Revolver with a corresponding permanent reduction in the loan commitment.  In the event of prepayment of the Revolver, such principal prepayment shall be accompanied by payment of any and all accrued and unpaid interest outstanding, together with all other fees, expenses and sums due and owing under the Revolver.

The Company intends to use proceeds from the Revolver to finance its working capital requirements and for general corporate purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOMEDICS, INC.

By: /s/ Cynthia L. Sullivan
  Name:Cynthia L. Sullivan
  Title:President and Chief Executive Officer

Date:  June 10, 2008